UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
Act of 1934 (Amendment No.)

☑ Filed by the Registran	☐ Filed by a Party other than the Registran

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
Avanos Medical, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transactions computed pursuant to Exchange Act Rule 01-11:
(4) Proposed maximum aggregate value of transaction.
(5) Total fee paid:
☐	Fee paid with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 01-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, of the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Investor Contact: Dave Crawford
Avanos Medical, Inc.
470-448-5177
Investor.Relations@Avanos.com

Avanos Medical, Inc. Changes to
Virtual Meeting Format for 2020 Annual Meeting of Stockholders

Alpharetta, GA., April 16, 2020/PRNewswire/-- Avanos Medical, Inc. (NYSE: AVNS) announced today that, due to the increasing public health risk posed by COVID-19 and in accordance with current governmental state of emergency orders, its 2020 Annual Meeting of Stockholders will be changed from an in-person meeting to a virtual meeting to be held solely by means of remote communication.
The 2020 Annual Meeting of Stockholders will be held, as scheduled, on Thursday, April 30, 2020 at 9 a.m. Eastern Time. As noted in the proxy statement filed by the Company on March 16, 2020, stockholders of record as of the end of business on March 2, 2020 are entitled to participate in the 2020 Annual Meeting. Stockholders will be able to attend and vote online (for those who intend to vote in person) at www.virtualshareholdermeeting.com/AVNS2020 by entering the 16-digit control number provided on their proxy card. This website also contains instructions as to how to participate in the virtual 2020 Annual Meeting.
For those who do not intend to vote at the virtual 2020 Annual Meeting, eligible stockholders may continue to vote at www.proxyvote.com, by phone, and by mail until 11:59 p.m. ET on April 29, 2020, in accordance with the instructions provided in the proxy materials.
For further information, please refer to the Avanos’ Notice of 2020 Annual Meeting of Stockholders and Proxy Statement, filed with the Securities and Exchange Commission on March 16, 2020, which can be accessed at https://avanos.investorroom.com/financial-informationFilings.
About Avanos Medical, Inc.
Avanos Medical, Inc. (NYSE: AVNS) is a medical device company focused on delivering clinically superior breakthrough solutions that will help patients get back to the things that matter. Headquartered in Alpharetta, Georgia, Avanos is committed to creating the next generation of innovative healthcare solutions which will address our most important healthcare needs, such as reducing the use of opioids while helping patients move from surgery to recovery. Avanos develops, manufactures and markets its recognized brands in more than 90 countries. For more information, visit www.avanos.com.